Exhibit 99.1

PRESS RELEASE

Contact:  Roger N. Tuttle

Ezenia! Inc.

Investor Relations

investorrelations@ezenia.com

EZENIA! INC. Announces 2007 Fourth Quarter and Annual Financial Results

Nashua, N.H., March 25, 2007 — Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of real-time collaboration solutions for corporate and government networks, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2007.

For the fourth quarter of 2007, the Company generated revenue of approximately $1.8 million, a 39.4% decrease from approximately $3.0 million for the fourth quarter of 2006.  The quarterly loss from operations, which included a restructuring charge of $0.2 million for the Colorado facility transition and  $0.4 million for increased legal and professional fees, was approximately ($1.6) million, or ($0.11) per share, as compared to approximately $444 thousand in quarterly income from operations, or $0.03 per share, a year ago.  Net quarterly loss, which included an income tax expense of $711 thousand related to an increase in the valuation allowance for deferred tax assets recorded in prior years, was approximately ($2.2) million, or ($0.15) per share, as compared to net quarterly income of approximately $1.0 million, or $0.07 per share, a year ago, which included an income tax benefit of approximately $402 thousand relating to a release of the valuation allowance associated with deferred tax assets.

For the year ended December 31, 2007, revenue was approximately $9.0 million, a 31.8% decrease from approximately $13.2 million for the year ended December 31, 2006.  For the same period, annual loss from operations, which included a $1.4 million charge to reserve for an excess third party license purchase commitment, was approximately ($4.4) million, or ($0.30) per share, as compared to annual income from operations in 2006 of approximately $2.9 million, or $0.20 per share.  Net annual loss was approximately ($4.5) million, or ($0.31) per share, compared to net annual income in 2006 of approximately $3.9 million, or $0.27 per share. Cash and cash equivalents at year end 2007 were approximately $9.4 million, a $2.7 million decrease from year end 2006.  Operating expenses increased to approximately $8.1 million from approximately $5.9 million for 2006, due to continuing investments in product enhancements, the sales and marketing organizations, the transition of the Colorado facility, and increased legal and professional charges.

“Consolidation activities made during the course of 2007 will benefit Ezenia this year in terms of expense control and allow quarterly losses from operations to be significantly reduced when compared to the fourth quarter of 2007,” noted Khoa Nguyen, Ezenia’s Chairman and Chief Executive Officer.  “Prudent investments in future product development will enable the Company to sustain steady improvements to the InfoWorkSpace product line and start introducing new software products targeted for the commercial sector in the second half of the year.  Management expects that the Company will continue to be under pressure for at least the first half of 2008 as market conditions remain uncertain. However, continuing investments and recent executive additions in the sales and marketing organizations will increase the Company’s focus on the commercial sector while it continues to diversify its federal business.  Our primary objective is to return to profitability by growing the top line and continuing vigilance on expense control,” concluded Mr. Nguyen.

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About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance.  Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the Company’s Web site, http://www.ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included herein that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words.  Such forward-looking statements which include statements regarding the Company’s business and financial outlook, product development, sales and marketing efforts, and long-term strategy involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’ Annual Report on Form 10-K for the year ended December 31, 2006, such as the evolution of Ezenia!’s market, dependence on the United States government as its largest customer and on other major customers, continued funding of defense programs by the United States government and the timing of such funding, uncertainty associated with the on-going bidding activities sponsored by DISA, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made.  The Company disclaims any obligation to update forward-looking statements after the date of such statements.

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Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006

Assets
Current assets
Cash and cash equivalents	$9,395	$12,059
Accounts receivable, less allowances of $413 at December 31, 2007 and $413 at December 31, 2006.	2,479	3,580
Prepaid software licenses	1,417	2,270
Prepaid expenses and other current assets	307	356
Deferred tax assets	—	717
Total current assets	13,598	19,482
Prepaid licenses, net of current portion	169	576
Capitalized software, net	18	87
Equipment and improvements, net of accumulated depreciation	380	304

Total assets	$14,165	$20,449

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	497	1,917
Accrued expenses	1,885	535
Employee compensation and benefits	266	229
Accrued restructuring charges	215	—
Deferred revenue	3,512	5,675
Total current liabilities	6,375	8,356
Deferred revenue, net of current portion	17	192

Stockholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and none outstanding	—	—

Common stock, $.01 par value, 40,000,000 shares authorized, 15,360,629 issued and 14,601,092 outstanding in 2007; 15,311,174 issued and 14,650,737 outstanding in 2006	154	153
Capital in excess of par value	64,870	64,368
Accumulated deficit	(54,306)	(49,759)
Treasury stock at cost, 759,537 shares at December 31, 2007 and 660,437 shares at December 31, 2006	(2,945)	(2,861)
	7,773	11,901
Total liabilities and stockholders’ equity	$14,165	$20,449

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues
Product and service revenue	$1,819	$2,998	$8,988	$13,192

Cost of revenues
Cost of product and service revenue	824	1,070	5,315	4,425
Gross profit	995	1,928	3,673	8,767

Operating expenses
Research and development	681	476	2,361	1,723
Sales and marketing	582	370	2,021	1,411
General and administrative	897	497	2,802	2,216
Depreciation	59	33	191	105
Occupancy and other facilities related expenses	139	108	493	413
Restructuring charge	215	—	215	—
Total operating expenses	2,573	1,484	8,083	5,868

Income (loss) from operations	(1,579)	444	(4,410)	2,899

Other income (expense)
Interest income, net	91	153	545	491
Other income	(2)	15	29	15
	89	168	574	506

Income (loss) before income taxes	(1,490)	612	(3,836)	3,405
Income tax (expense) benefit	(711)	402	(711)	513

Net income (loss)	$(2,201)	$1,014	$(4,547)	$3,918

Basic and diluted net earnings (loss) per share:
Basic	$(0.15)	$0.07	$(0.31)	$0.27
Diluted	$(0.15)	$0.07	$(0.31)	$0.26